June 22, 2018

VIA EMAIL
Sunstock, Inc.
111 Vista Creek Circle
Sacramento, CA 95835
Attn: Jason C. Chang, CEO
Email: secpuppy@comcast.net

Re: 10% Convertible Notes issued by Sunstock, Inc., a Delaware corporation ("Company") to EMA Financial, LLC, a Delaware limited liability company ("EMA") on or about June 5, 2017 in the original principal amount of $115,000.00 ("Notes No. 1"), pursuant to that certain Securities Purchase Agreement ("Purchase Agreement No. 1") dated as of such date between the Company and EMA; and 12% Convertible Note issued by Company to EMA on or about October 11, 2017 in the original principal amount of $85,000.00 (collectively with Note No. 1, the "Notes"), pursuant to that certain Securities Purchase Agreement dated as of such date between the Company and EMA (collectively with Purchase Agreements No. 1, the "Purchase Agreements"); initially capitalized terms used herein and not otherwise defined have the meaning set forth the Notes or, Purchase Agreements as the case may be.

Dear Mr. Chang,

In connection with the above referenced Purchase Agreements and Notes, we hereby notify you that an Event of Default has occurred and is continuing under the Notes due to, among other things, the Company's failure to reserve a sufficient number of shares of Common Stock in accordance with the terms of the Notes and Purchase Agreements, and failure to provide Irrevocable Transfer Agent Instructions in substantially the same form as initially delivered in accordance with terms of the Notes and Purchase Agreements, EMA hereby elects and requires the Company to redeem the Notes for cash at the amount specified in Article III of the Notes, which is a minimum of $332,884.04. Demand is hereby made that the Company remit such amount to EMA immediately.

Notes that the above-referenced defaults are in addition to any other breaches and defaults by the Company that may exist under the Notes, Purchase Agreements, and/or any other document entered into in connection therewith. Notes further that Default Interest has accrued and continues to accrue under the Notes at 24% per annum since the inception of the Event of Default.

Please be advised that this letter shall not in any way waive or prejudice any of the rights of EMA or obligations of the Company under the Notes, Purchase Agreements, or any other document, or under law, in equity or otherwise, and shall not constitute a waiver of any provision of the Notes, Purchase Agreements, or any other document. Without limiting the foregoing, nothing contained herein, nor the omission to state herein additional breaches, failures or misrepresentations by the Company, shall imply that the Company is not in breach or default under, or has not made misrepresentations under, any provision of the Notes, Purchase Agreements, or any other document, nor prejudice EMA in any way, and EMA reserves the right to assert any additional and/or further breaches, defaults and/or misrepresentations under the Notes, Purchase Agreements, and other documents and the transactions contemplated thereby and take any and all actions under law, in equity or otherwise in connection therewith.

Sincerely,
EMA Financial, LLC